News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer

970-498-3112

Woodward Announces Issuance of $50 Million in Private Notes

Fort Collins, Colo., October 31, 2008—Woodward Governor Company (Nasdaq:WGOV) today announced completion of its planned private placement of an additional $50 million in senior notes with five-, seven-, and ten-year maturities. This is in connection with and completes the note purchase agreement entered into and announced on October 1, 2008.

The notes have an effective weighted-average interest rate of 5.99 percent. Proceeds of the notes will be used to repay certain indebtedness incurred to partially finance recent acquisitions and repay other obligations associated with those acquisitions. Today’s private placement, together with the funding received October 1, completes a total financing package of $400 million (which includes a $150 million term loan facility and private placements of notes totaling $250 million).

The notes issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective

-more-

equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding the use of the proceeds from the issuance of the senior notes. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the failure of Woodward to successfully integrate its recent acquisitions, conditions in the capital and financial markets generally, interest rates, general economic conditions and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2007, and the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008, and June 30, 2008, and Form 10-K to be issued in November.

- end -